Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 717 Texas Avenue, Suite 3150 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Partners LP Announces

Improved First Quarter 2012 Results, Updates Full Year 2012 Guidance

HOUSTON, TEXAS, May 8, 2012 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood” or the “Partnership”) reported today its first quarter 2012 financial results and revised its full year 2012 guidance to include the recently completed investment in Crestwood Marcellus Midstream LLC (“CMM”), a joint venture with Crestwood Holdings LLC formed on March 26, 2012 to acquire gathering systems from Antero Resources Appalachian Corporation (“Antero”).

First Quarter Summary Results

	Three Months Ended March 31,
($ in thousands)	2012	2011
Net income	$9,805	$9,376
Net income, adjusted	$10,226	$11,341

Net income per unit (diluted basis)	$0.15	$0.27
Adjusted net income per unit (diluted basis)	$0.16	$0.33
Weighted average number of units outstanding (diluted basis)	42,877	31,324

Adjusted EBITDA	$28,362	$20,594
Adjusted distributable cash flow	$22,086	$18,126

Volumes gathered (MMcf)	55,604	39,401
Volumes processed (MMcf)	13,402	10,960

Crestwood’s first quarter 2012 adjusted earnings before interest, taxes, depreciation, amortization and accretion (“Adjusted EBITDA”) totaled $28.4 million, a 38% increase from Adjusted EBITDA of $20.6 million in the first quarter 2011. The increase in Adjusted EBITDA was due to increased gathering and processing volumes in the Barnett segment and the contribution from the Fayetteville, Granite Wash and Haynesville/Bossier assets acquired subsequent to the first quarter 2011. The first quarter 2012 results do not include activity from CMM. Despite a 41% increase in year-over-year gathering volumes, which was largely attributable to the acquisitions completed in 2011, sequential volumes in the Barnett segment decreased approximately 57 million cubic feet per day (“MMcf/d”) due to Quicksilver

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Resources Inc.’s wells that were shut-in for fracking, natural decline and reduced Chesapeake Energy Corporation production due to announced curtailments. Crestwood forecasts that Quicksilver will maintain one rig operating in the Barnett Shale region throughout 2012 with a focus on the liquids-rich Cowtown area. Additionally, new volumes expected on our Fayetteville systems in the first quarter 2012 were slow to materialize, but are expected to come on-line by mid-year. Importantly, BHP Billiton Petroleum has recently added another drilling rig, and now has three rigs currently operating on Crestwood’s 100,000 acre dedication. First quarter 2012 processing volumes were up 20% year-over-year, and unchanged compared to the fourth quarter 2011.

“While last year’s first quarter was impacted by severe cold weather, the first quarter 2012 was negatively impacted by temporary producer shut-ins related to fracking operations. We expect the shut-in volumes in the Barnett Shale, plus production from new wells on the Alliance system to return late in the second quarter 2012. Additionally, Fayetteville volumes from wells that are currently being drilled and completed should be added by mid-year,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Starting in the second quarter, the recently acquired Marcellus Shale assets will provide Crestwood with greater exposure to volumes from liquids-rich development areas and will make a meaningful contribution to our remaining 2012 performance. The combination of the return of wells shut-in during the first quarter, new wells coming on-line beginning in the second quarter, and three quarters of contribution from CMM supports our revised full year 2012 guidance.”

“In the Marcellus Shale area, we have seen significant drilling activity and volume increases on Crestwood’s gathering systems since we closed the transaction,” Phillips commented. “Antero has five rigs running in our area of dedication and current volumes are approximately 275 MMcf/d, up 20% from the March 26, 2012 closing date. Antero has connected 19 new wells year to date, with approximately 40 additional wells to be connected based upon their current drilling plan. In anticipation of the third quarter 2012 in-service date for the Markwest Sherwood Processing Plant, we expect Antero to begin shifting their drilling program to the liquids-rich acreage in the western portion of our area of dedication.”

“In the latest quarter, we increased distributions paid to unitholders to $0.50 per common unit, up 14% compared to first quarter 2011, with a strong 1.2 times coverage for the last four quarters. This continued growth in distributions is a result of Crestwood’s successful acquisition strategy over the past 18 months and reflects the benefits of the close collaboration between First Reserve, the sponsor of our general partner, and Crestwood management. We continue to look for accretive investment opportunities that will expand our current platform or transform Crestwood into a stronger competitor throughout the midstream value chain,” continued Phillips.

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Updated Full Year Guidance

Crestwood is revising its 2012 Adjusted EBITDA guidance to a range of $135 million to $140 million and an expected 10% increase in 2012 distributions to unitholders. This reflects our updated expectations for the Barnett, Fayetteville, Granite Wash and Haynesville/Bossier assets, as well as the contribution from CMM. Additionally, we expect total 2012 capital investment of approximately $160 million, including growth and maintenance capital and the $131 million investment for a 35% interest in CMM. Growth and maintenance capital for CMM will be funded from the joint venture credit facility. This updated guidance does not include any additional acquisitions for the remainder of 2012 or the addition of any development projects without a contractual agreement currently in place.

First Quarter 2012 Operating Performance

Crestwood’s adjusted distributable cash flow was $22.1 million in the first quarter 2012, a 22% increase over the first quarter 2011, reflecting the increase in Adjusted EBITDA, partially offset by increased cash interest expense related to $200 million of 7.75% Senior Notes issued on April 1, 2011, and outstanding balances on the revolving credit facility used to partially fund acquisitions and capital expenditures.

Operating revenues totaled $53.7 million for the first quarter 2012, compared to $32.4 million for the first quarter 2011. The increase was primarily attributable to a $2.0 million increase in the Barnett segment and $19.4 million of revenues from the Fayetteville Shale, Granite Wash and Haynesville/Bossier assets acquired since the first quarter 2011.

Gathering volumes for the first quarter 2012 averaged 611 MMcf/d, compared to 438 MMcf/d in the first quarter 2011 and 662 MMcf/d during the fourth quarter 2011. The increase in gathering volumes from the first quarter 2011 reflects the additional gathering assets acquired. The decrease from the most recent quarter was largely attributable to a 15% volume decline due to producer wells temporarily shut-in and curtailments on the Lake Arlington and Alliance systems. The revenue impact of the lower volumes in the Barnett segment was partially mitigated by a higher percentage of volumes in the liquids-rich Cowtown area, where processing revenues partially offset the decline of lower gathering volume.

Operations and maintenance (“O&M”) expenses totaled $9.7 million in the first quarter 2012, compared with $7.4 million in the first quarter 2011, reflecting additional assets added in 2011. Barnett segment O&M expense declined $0.8 million, or 12%, from the first quarter 2011 despite a 6% increase in combined gathering and processing volumes. Total O&M expense in

NEWS RELEASE

the first quarter 2012 decreased $0.4 million, or 4%, from the fourth quarter 2011, reflecting continued emphasis on cost control and operating efficiencies. General and administrative (“G&A”) expenses totaled $6.7 million in the first quarter 2012, compared with $6.4 million in the first quarter 2011, which included $2.0 million of non-recurring transaction and transition related costs. The year-over-year increase in G&A expense, excluding the impact of the non-recurring costs in 2011, includes higher administrative headcount due to the 2011 acquisitions and the cost of third-party assistance in the accounting and financial reporting function relating to the 2011 year-end audit and Sarbanes-Oxley compliance.

At March 31, 2012, Crestwood had $553.3 million of debt outstanding, comprised of $200 million aggregate principal amount of 7.75% fixed-rate Senior Notes, and $353.3 million of borrowings under its revolving credit facility. The weighted average interest rate of revolving credit facility borrowings was 3.4% at March 31, 2012. Capital spending for the three months ended March 31, 2012 totaled $12.9 million. During the first quarter 2012, 3.5 million additional limited partner units were issued in an underwritten public offering. Proceeds from the offering were used to temporarily reduce outstanding borrowings under the revolving credit facility.

Net income, adjusted, adjusted net income per unit, Adjusted EBITDA and adjusted distributable cash flow are non-generally accepted accounting principles (“non-GAAP”) financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Conference Call

Crestwood will host a conference call for investors and analysts on Tuesday, May 8, 2012, beginning at 9:00 a.m. Central Time, to discuss the first quarter 2012 performance. Interested parties may participate in the call by calling 888-264-8926 and entering passcode 4555934. The conference call will also be webcast live and can be accessed through the Investor Relations section on our website at www.crestwoodlp.com.

A replay will be available for 30 days following the conference call by dialing 888-203-1112 and entering the replay passcode 4555934 or through the Investor Relations section on our website.

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About Crestwood Midstream Partners LP

Houston, Texas based Crestwood is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in north Texas, the Fayetteville Shale in northwest Arkansas, the Haynesville/Bossier Shale in western Louisiana, the Granite Wash in the Texas Panhandle, the Avalon Shale in southeastern New Mexico and the Marcellus Shale in northern West Virginia. For more information about Crestwood, visit www.crestwoodlp.com.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows including, without limitation, changes in general economic conditions; fluctuations in oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets; failure or delays by our customers in achieving expected production in their natural gas projects; competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact our ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to our substantial indebtedness, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange

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Commission. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, and our most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results.

Investor Contact:

Mark Stockard

832-519-2207

mstockard@crestwoodlp.com

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NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per unit data - Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue
Gathering revenue - related party	$23,846	$23,351
Gathering revenue	11,837	1,476
Processing revenue - related party	6,771	6,637
Processing revenue	1,196	516
Product sales	10,083	400

Total revenue	53,733	32,380

Expenses
Operations and maintenance	9,711	7,381
Product purchases	8,973	—
General and administrative	6,738	6,370
Depreciation, amortization and accretion	10,646	6,025

Total expenses	36,068	19,776

Operating income	17,665	12,604
Interest expense	7,557	3,006

Income from operations before income taxes	10,108	9,598
Income tax provision	303	222

Net income	$9,805	$9,376

General partner’s interest in net income	$3,368	$888
Limited partners’ interest in net income	$6,437	$8,488

Basic income per unit:
Net income per limited partner unit	$0.15	$0.27

Diluted income per unit:
Net income per limited partner unit	$0.15	$0.27

Weighted-average number of limited partner units:
Basic	42,694	31,188
Diluted	42,877	31,324
Distributions declared per limited partner unit (attributable to the period ended)	$0.50	$0.44

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CRESTWOOD MIDSTREAM PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for unit data - Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$814	$797
Accounts receivable	14,037	11,926
Accounts receivable - related party	23,220	27,312
Prepaid expenses and other	1,204	1,935

Total current assets	39,275	41,970
Investment in unconsolidated affiliate	131,250	—
Property, plant and equipment, net	749,816	746,045
Intangible assets, net	126,097	127,760
Goodwill	93,628	93,628
Deferred financing costs, net	15,467	16,699
Other assets	806	790

Total assets	$1,156,339	$1,026,892

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable, accrued expenses and other	$28,619	$31,794
Accrued additions to property, plant and equipment	6,932	7,500
Accounts payable - related party	1,764	1,308
Capital leases	2,714	2,693

Total current liabilities	40,029	43,295
Long-term debt	553,250	512,500
Long-term capital leases	3,242	3,929
Asset retirement obligations	11,978	11,545
Commitments and contingent liabilities

Partners’ capital
Common unitholders (36,538,228 and 32,997,696 units issued and outstanding at March 31, 2012 and December 31, 2011, respectively)	377,620	286,945
Class C unitholders (6,716,730 and 6,596,635 units issued and outstanding at March 31, 2012 and December 31, 2011, respectively)	158,386	157,386
General partner	11,834	11,292

Total partners’ capital	547,840	455,623

	$1,156,339	$1,026,892

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CRESTWOOD MIDSTREAM PARTNERS LP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands - Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating activities:
Net income	$9,805	$9,376
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,482	5,890
Accretion of asset retirement obligations	164	135
Equity-based compensation	493	283
Amortization of deferred financing fees and debt issuance costs	1,302	678
Changes in assets and liabilities:
Accounts receivable	(2,111)	296
Prepaid expenses and other	715	468
Accounts receivable - related party	4,092	(6,174)
Accounts payable - related party	456	313
Accounts payable, accrued expenses and other	(3,245)	6,097

Net cash provided by operating activities	22,153	17,362

Investing activities:
Capital expenditures	(12,889)	(13,076)
Investment in unconsolidated affiliate	(131,250)	—

Net cash (used in) investing activities	(144,139)	(13,076)

Financing activities:
Proceeds from credit facility	182,000	38,400
Repayments of credit facility	(141,250)	(29,104)
Payments on capital leases	(666)	—
Proceeds from issuance of Class C units	—	12,250
Proceeds from issuance of common units, net	103,050	—
Distributions to partners	(20,729)	(14,288)
Taxes paid for equity-based compensation vesting	(402)	—

Net cash provided by financing activities	122,003	7,258

Net cash increase	17	11,544
Cash and cash equivalents at beginning of period	797	2

Cash and cash equivalents at end of period	$814	$11,546

Cash paid for interest	$2,561	$2,388
Non-cash transactions:
Working capital related to capital expenditures	$6,932	$4,209
Paid-In-Kind value to Class C unitholders	$3,666	$—

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CRESTWOOD MIDSTREAM PARTNERS LP

OPERATING STATISTICS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Volume Data:
Volumes gathered (MMcf)	55,604	39,401
Volumes processed (MMcf)	13,402	10,960

CRESTWOOD MIDSTREAM PARTNERS LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except for per unit data - Unaudited)

	Three Months Ended March 31,
	2012	2011
Net income	$9,805	$9,376
Non-recurring items impacting net income:
Transition-related expenses	51	1,965
Non-cash interest expense (write-off of deferred financing costs)	370	—

Adjusted net income	$10,226	$11,341

Net income per limited partner unit (diluted basis)	0.15	$0.27
Non-recurring items impacting net income	0.01	0.06

Adjusted net income per limited partner unit (diluted basis)	$0.16	$0.33

	Three Months Ended March 31,
	2012	2011
Net income	$9,805	$9,376
Depreciation, amortization and accretion expense	10,646	6,025
Income tax provision	303	222
Amortization of deferred financing fees and debt issuance costs	1,302	678
Non-cash equity compensation	493	283
Maintenance capital expenditures	(514)	(423)

Distributable cash flow	22,035	16,161
Add: Non-recurring items impacting distributable cash flow	51	1,965

Adjusted distributable cash flow	$22,086	$18,126

	Three Months Ended March 31,
	2012	2011
Total revenues	$53,733	$32,380
Operations and maintenance expense	9,711	7,381
Product purchases	8,973	—
General and administrative expense	6,738	6,370

EBITDA	28,311	18,629
Non-recurring items impacting EBITDA	51	1,965

Adjusted EBITDA	28,362	20,594
Less:
Depreciation, amortization and accretion expense	10,646	6,025
Interest expense	7,557	3,006
Income tax provision	303	222
Non-recurring items impacting net income	51	1,965

Net income	$9,805	$9,376

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Full Year 2012 Adjusted EBITDA Guidance

Reconciliation to Net Income

(In millions)

	Current Guidance	Original Guidance (1)
Crestwood Midstream Partners LP:
Net income	$55 to $60	$55 to $65
Add/Deduct:
Depreciation, amortization and accretion expense	$41	$41
Interest expense, net	$32	$28
Income tax provision	$1	$1
Crestwood’s ownership interest in CMM’s net income	($2)	—
Crestwood’s ownership interest in CMM’s EBITDA	$8	—

Adjusted EBITDA	$135 to $140	$125 to $135
Crestwood Marcellus Midstream LLC (CMM) - 100%:
Net income	$6
Add/Deduct:
Depreciation, amortization and accretion expense	$16
Interest expense, net	$1

EBITDA	$23
Crestwood’s ownership interest in CMM’s net income (35%)	$2
Crestwood’s ownership interest in CMM’s EBITDA (35%)	$8

(1)	Original guidance was provided on February 28, 2012, and did not include the impact of the $131 million investment in CMM, which was funded on March 26, 2012.

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